EXHIBIT 99.1


                Gouverneur Bancorp Announces Fiscal 2006 Results

Gouverneur, NY, November 16, 2006 - Richard F. Bennett, President and Chief Executive Officer of Gouverneur Bancorp, Inc. (AMEX: GOV) (the "Company") and its subsidiary, Gouverneur Savings and Loan Association (the "Bank"), announced today results for its fiscal year ended September 30, 2006.

Net income for the fiscal year ended September 30, 2006 increased 26.0% to $1,300,000, or $0.57 per diluted share, compared to $1,032,000, or $0.46 per diluted share, in the prior year. The return on average assets and average equity increased to 1.04% and 6.76%, respectively, for the year ended September 30, 2006 from 0.91% and 5.62%, respectively, for the year ended September 30, 2005. Total assets grew by $7.6 million, or 6.2%, from $122.5 million at September 30, 2005 to $130.1 million at September 30, 2006, while net loans increased $8.9 million, or 9.2%, from $96.7 million to $105.6 million over the same period.

Commenting on the results for the year, Mr. Bennett said, "We were able to beat last year's net income results because we received a non-taxable $275,000 death benefit from life insurance during the fiscal year. Without this income, our results would have been about the same as last year. For the first six months of the fiscal year, net interest income grew by $98,000 over last year because the additional income produced by the growth of the loan portfolio more than offset the increased interest expense on deposits and borrowings. However, over the last six months of fiscal 2006 net interest income decreased by $75,000 over the same period last year, as loan growth was not able to generate the necessary income to offset the increased costs of deposits and borrowings. The net result was a gain of $23,000 in net interest income for fiscal 2006 versus fiscal 2005. However in the near term, we foresee decreased net interest income as deposits reprice faster than loans and the interest rate spread continues to decline. Analysts predict that the road will remain bumpy for several more quarters, until funding costs stabilize and margins begin expanding."

Net interest income for the year ended September 30, 2006 increased by $23,000, or 0.5%, from $4,244,000 last year to $4,267,000. In fiscal 2006, interest income increased $1,033,000, or 16.2%, from $6,441,000 to $7,474,000, while interest expense increased $1,010,000, or 46.0%, from $2,197,000 to $3,207,000.

Non-interest income increased $378,000 from $596,000 in fiscal year 2005 to $974,000 in fiscal 2006. Service charge income increased $20,000 from $205,000 last year to $225,000 this year, gains on sales of loans increased by $38,000 from a $31,000 loss last year to a $7,000 gain this year, gains on sales of foreclosed assets increased $38,000 from $9,000 last year to $47,000 this year and we had an increase of $275,000 in the life insurance death benefit over last year due to the death of one of the Company's directors in fiscal 2006.

Growth of net loans was strong in fiscal 2006 at $8.9 million, but it was stronger in fiscal 2005 at $16.6 million. That reduction in loan growth allowed us to reduce the provision for loan losses by $40,000 for the 2006 fiscal year to $100,000 from $140,000 for the 2005 fiscal year.

Non-performing loans were $580,000 at September 30, 2006, compared to $393,000 at September 30, 2005. Non-accrual loans were $452,000 at the end of fiscal


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2006, compared to $393,000 one year earlier. Net charge-offs were $21,000 for the year ended September 30, 2006. The allowance for loan losses was $948,000, or 0.90% of total loans outstanding at September 30, 2006 as compared to $869,000, or 0.90% at September 30, 2005.

The components of non-interest expense are presented in the following table:

                                                     For the year ended
                                                        September 30,
                                                     2006           2005
                                                 ------------   ------------
                                                        (In thousands)

Salaries and employee benefits                   $      1,731   $      1,686
Directors' fees                                           179            170
Building, occupancy and equipment                         430            402
Advertising                                                53             53
Other operating expense                                   848            852
                                                 ------------   ------------
     Non interest expense                        $      3,241   $      3,163
                                                 ============   ============

Salaries and employee benefits expense increased by $45,000 in fiscal 2006 mainly due to performance increases to employees offset by reduced costs for health insurance,

Deposits increased $8.5 million, or 13.3%, to $72.5 million at September 30, 2006 from $64.0 million at September 30, 2005. Brokered deposits accounted for $4.0 million of the increase in deposits. Securities sold under agreements to repurchase with the Federal Home Loan Bank of New York ("FHLB") were $6.0 million at September 30, 2006 and 2005, while advances from FHLB decreased from $30.8 million to $29.3 million, a decrease of $1.5 million or 5.1%, over the same period

Shareholders' equity was $19.9 million at September 30, 2006, representing an increase of 6.42% over the September 30, 2005 balance of $18.7 million. The Company's book value was $8.66 per common share based on 2,292,084 shares outstanding at September 30, 2006. The Company paid cash dividends totaling $0.30 per share to all public holders of our stock, while Cambray Mutual Holding Company, our majority shareholder, waived its right to receive dividends during the fiscal year ending September 30, 2006.

The Company, which is headquartered in Gouverneur, New York, is the holding company for Gouverneur Savings and Loan Association. Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area in southern St. Lawrence and northern Lewis and Jefferson Counties in New York State. Statements in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

For more information, contact Robert J. Twyman, Vice President and Chief Financial Officer at (315) 287-2600.

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